UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
Plumas Bancorp

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
     Payment of Filing Fee (Check the appropriate box):
     ☑ No fee required.
     ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:
     ☐ Fee paid previously with preliminary materials.
     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Plumas Bancorp
Dear Shareholder:
     You are cordially invited to attend the annual meeting of shareholders of Plumas Bancorp, which will be held at the Plumas Bank Credit Administration Building located at 32 Central Avenue, Quincy, California, on Wednesday, May 16, 2007 at 10:30 a.m. At this annual meeting, shareholders will be asked to elect eleven directors for the next year.
     Plumas Bancorp is requesting your proxy to vote in favor of all of the nominees for election as directors. The Board of Directors of Plumas Bancorp recommends that you vote “FOR” the election of each of the nominees.
     The proxy statement contains information about each of the nominees for directors.
     To ensure that your vote is represented at this important meeting, please sign, date and return the proxy card in the enclosed envelope as promptly as possible.

Sincerely,

Douglas N. Biddle
President and Chief Executive Officer

     The date of this proxy statement is March 28, 2007

Notice of Annual Meeting of Shareholders
Plumas Bancorp

To:	The Shareholders of Plumas Bancorp
     Notice is hereby given that, pursuant to its Bylaws and the call of its Board of Directors, the annual meeting of shareholders of Plumas Bancorp will be held at the Plumas Bank Credit Administration Building located at 32 Central Avenue, Quincy, California, on Wednesday, May 16, 2007 at 10:30 a.m., for the purpose of considering and voting upon the following matters:
1.	Election of Directors. To elect eleven (11) persons to serve as directors of the Bancorp until their successors are duly elected and qualified.

Douglas N. Biddle	Alvin G. Blickenstaff	William E. Elliott
Gerald W. Fletcher	John Flournoy	Arthur C. Grohs
Jerry V. Kehr	Christine McArthur	Terrance J. Reeson
Thomas Watson	Daniel E. West
2.	Transaction of Other Business. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.
The Board of Directors has fixed the close of business on March 26, 2007 as the record date for determination of shareholders entitled to notice of, and the right to vote at, the meeting.
Section 3.3 of the Bylaws of Plumas Bancorp sets forth the nomination procedure for nominations of directors. Section 3.3 provides:
Nominations of Directors. Nominations for election of members of the board may be made by the board or by any holder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of the meeting called for the election of directors) shall be made in writing and shall be delivered or mailed to the president of the corporation by the later of: (i) the close of business twenty-one (21) days prior to any meeting of shareholders called for the election of directors; or (ii) ten (10) days after the date of mailing of notice of the meeting to shareholders. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the corporation owned by the notifying stockholder; (f) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by notifying shareholder and the identities and locations of any such institutions; and (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition on bankruptcy or been adjudged bankrupt. The notification shall be signed by the nominating shareholder and by each nominee, and shall be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee. Nominations not made in accordance with these procedures shall be disregarded by the then chairperson of the meeting, and upon his or her instructions, the inspectors of election shall disregard all votes cast for each such nominee. The foregoing requirements do not apply to the nomination of a person to replace a proposed nominee who has become unable to serve as a director between the last day for giving notice in accordance with this paragraph and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee.
     You are urged to vote in favor of the election of all of the nominees for directors by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting, you may then withdraw your proxy. The proxy may be revoked at any time prior to its exercise.
By Order of the Board of Directors

Dated: March 28, 2007	Terrance J. Reeson, Secretary

Plumas Bancorp
Proxy Statement
Annual Meeting of Shareholders
May 16, 2007
     Plumas Bancorp is providing this proxy statement to shareholders of Plumas Bancorp in connection with the annual meeting (the “Meeting”) of shareholders of Plumas Bancorp to be held at the Plumas Bank Credit Administration Building located at 32 Central Avenue, Quincy, California, on Wednesday, May 16, 2007 at 10:30 a.m. and at any and all adjournments thereof.
     It is expected that Plumas Bancorp will mail this proxy statement and accompanying notice and form of proxy to shareholders on or about April 6, 2007.
Revocability of Proxies
     A proxy for use at the meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised, by filing with the Secretary of Plumas Bancorp an instrument revoking it, or a duly executed proxy bearing a later date. The Secretary of Plumas Bancorp is Terrance J. Reeson, and any revocation should be filed with him at Plumas Bancorp, 35 S. Lindan Avenue, Quincy, California 95971. In addition, the powers of the proxy holders will be revoked if the person executing the proxy is present at the meeting and elects to vote in person. Subject to such revocation or suspension, the proxy holders will vote all shares represented by a properly executed proxy received in time for the meeting in accordance with the instructions on the proxy. If no instruction is specified with regard to the matter to be acted upon, the proxy holders will vote the shares represented by the proxy “FOR” each of the nominees for directors. If any other matter is presented at the meeting, the proxy holders will vote in accordance with the recommendations of management.
Persons Making the Solicitation
     The Board of Directors of Plumas Bancorp is soliciting proxies. Plumas Bancorp (the “Company”) will bear the expense of preparing, assembling, printing and mailing this proxy statement and the material used in the solicitation of proxies for the meeting. The Company contemplates that proxies will be solicited principally through the use of the mail, but officers, directors and employees of Plumas Bancorp may solicit proxies personally or by telephone, without receiving special compensation for the solicitation. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. In addition, the Company may utilize the services of individuals or entities not regularly employed by Plumas Bancorp in connection with the solicitation of proxies, if management of the Company determines that this is advisable.
Voting Securities
     Management of the Company has fixed March 26, 2007 as the record date for purposes of determining the shareholders entitled to notice of, and to vote at, the meeting. On March 26, 2007, there were 4,999,596 shares of Plumas Bancorp’s common stock issued and outstanding. Each holder of Plumas Bancorp’s common stock will be entitled to one vote for each share of the Company’s common stock held of record on the books of Plumas Bancorp as of the record date. In connection with the election of directors, shares may be voted cumulatively if a shareholder present at the meeting gives notice at the meeting, prior to the voting for election of directors, of his or her intention to vote cumulatively. If any shareholder of Plumas Bancorp gives that notice, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for election of directors. Cumulative voting allows a shareholder to cast a number of votes equal to the number of shares held in his or her name as of the record date, multiplied by the number of directors to be elected. These votes may be cast for any one nominee, or may be distributed among as many nominees as the shareholder sees fit. If cumulative voting is declared at the meeting, votes represented by proxies delivered pursuant to this proxy statement may be cumulated in the discretion of the proxy holders, in accordance with management’s recommendation.

     The effect of broker nonvotes is that such votes are not counted as being voted; however such votes are counted for purposes of determining a quorum. The effect of a vote of abstention on any matter is that such vote is not counted as a vote for or against the matter, but is counted as an abstention.
Shareholdings of Certain Beneficial Owners and Management
     Management of Plumas Bancorp knows of no person who owns, beneficially or of record, either individually or together with associates, 5 percent or more of the outstanding shares of the Company’s common stock, except as set forth in the table below. The following table sets forth, as of March 15, 2007, the number and percentage of shares of Plumas Bancorp’s outstanding common stock beneficially owned, directly or indirectly, by each of the Company’s directors, named executive officers and principal shareholders and by the directors and executive officers of the Company as a group. The shares “beneficially owned” are determined under the Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the director, named executive officer or principal shareholder has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of March 15, 2007. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned or acquirable by exercise of stock options. Management is not aware of any arrangements, which may result in a change of control of Plumas Bancorp.

	Amount and Nature of
Beneficial Owner	Beneficial Ownership (a)		Percent of Class (a)
Principal Shareholders that own 5% or more:

Ernest G. Leonhardt 1987 Irrevocable Trust (b)	245,296		4.9
Cortopassi (c)	486,112		9.7

Directors and Named Executive Officers:

Douglas N. Biddle, President & CEO and Director	63,254	(1)	1.3
Monetta R. Dembosz, EVP & Operations Manager	15,064	(2)	*
Robert T. Herr, EVP & Loan Administrator	14,625	(3)	*
Dennis C. Irvine, EVP & CITO	29,887	(4)	*
Andrew J. Ryback, EVP & CFO	23,198	(5)	*
Daniel E. West, Director and Chairman of the Board	55,789	(6)	1.1
Terrance J. Reeson, Director, Vice Chairman of the
Board and Secretary of the Board	189,883	(7)	3.8
Alvin G. Blickenstaff, Director	78,506	(8)	1.6
William E. Elliott, Director	185,771	(9)	3.7
Gerald W. Fletcher, Director	36,789	(10)	*
John Flournoy, Director	4,575	(11)	*
Arthur Grohs, Director	41,348	(12)	*
Jerry V. Kehr, Director	214,405	(13)	4.3
Christine McArthur, Director	12,448	(14)	*
Tom Watson, Director	21,634	(15)	*

All 15 Directors and Executive Officers as a Group	781,292		15.2
* Less than one percent

(a)	Includes 127,898 shares subject to options held by the directors and executive officers that were exercisable within 60 days of March 15, 2006. These are treated as issued and outstanding for the purpose of computing the percentage of each director, named executive officer and the directors and officers as a group, but not for the purpose of computing the percentage of class owned by any other person, including principal shareholders.

(b)	Charles W. Leonhardt and Linda L. Leonhardt are the Trustees of the Ernest G. Leonhardt 1987 Irrevocable Trust. The address of the Trust is 15 Quincy Junction Road, Quincy, California 95971.

(c)	Two Cortopassi controlled entities have beneficial ownership over a total of 486,112 shares of Plumas Bancorp. The Cortopassi Family Trust owns 150,000 shares of Plumas Bancorp, while Cortopassi Partners L.P. owns 336,112 shares of Plumas Bancorp. Dean A. Cortopassi is the Trustee of the Cortopassi Family Trust. San Tomo, Inc. is the general partner of Cortopassi Partners L.P. The address of the Limited Partnership is 11292 North Alpine Road, Stockton, California 95212.

(1)	Mr. Biddle has shared voting and investment powers as to 40,455 shares, sole voting and investment powers as to 6,679 shares and sole investment powers but no voting powers as to 4,761 shares. He also has 11,359 shares acquirable by exercise of stock options.

(2)	Ms. Dembosz has shared voting and investment powers as to 4,839 shares and sole investment powers but no voting powers as to 4,415 shares. She also has 5,810 shares acquirable by exercise of stock options.

(3)	Mr. Herr has 14,625 shares acquirable by exercise of stock options.

(4)	Mr. Irvine has shared voting and investing powers as to 9,925 and sole investment powers but no voting powers as to 6,432 shares. He also has 13,530 shares acquirable by exercise of stock options.

(5)	Mr. Ryback has shared voting and investment powers as to 5,659 shares and sole investment powers but no voting powers as to 3,429 shares. He also has 14,110 shares acquirable by exercise of stock options.

(6)	Mr. West has sole voting and investment powers as to 7,125 shares, shared voting and investment powers as to 17,797 shares, sole voting powers but shared investment powers as to 16,794 shares and no voting or investment powers as to 3,637 shares. He also has 10,436 shares acquirable by exercise of stock options.

(7)	Mr. Reeson has shared voting and investment powers as to 71,975 shares and sole voting and investing powers as to 2,796 shares. Mr. Reeson, along with Messrs. Elliott and Kehr, are administrators of the Plumas Bank 401k Plan. The administrators of the Plan have shared voting powers as to 102,942 shares, of which beneficial ownership of 102,942 shares are disclaimed by Mr. Reeson. He also has 12,170 shares acquirable by exercise of stock options.

(8)	Mr. Blickenstaff has shared voting and investment powers as to 67,172 shares, sole voting and investing powers as to 5,673 shares and no voting or investment powers as to 2,851 shares. He also has 2,810 shares acquirable by exercise of stock options.

(9)	Mr. Elliott has shared voting and investment powers as to 66,867 shares, sole voting and investment powers as to 15,962 shares. Mr. Elliott, along with Messrs. Kehr and Reeson, are administrators of the Plumas Bank 401k Plan. The administrators of the Plan have shared voting powers as to 102,942 shares, of which beneficial ownership of 102,942 shares are disclaimed by Mr. Elliott.

(10)	Mr. Fletcher has shared voting and investment powers as to 30,046 shares. He also has 6,743 shares acquirable by exercise of stock options.

(11)	Mr. Flournoy has sole voting and investment powers as to 4,075 shares. He also has 500 shares acquirable by exercise of stock options.

(12)	Mr. Grohs has shared voting and investment powers as to 30,842 shares and no voting or investment powers as to 571 shares. He also has 9,935 shares acquirable by exercise of stock options.

(13)	Mr. Kehr has sole voting and investment powers as to 97,424 shares and shared voting and investment powers as to 5,604 shares. Mr. Kehr, along with Messrs. Elliott and Reeson, are administrators of the Plumas Bank 401k Plan. The administrators of the Plan have shared voting powers as to 102,942 shares, of which beneficial ownership of 102,942 shares are disclaimed by Mr. Kehr. He also has 8,435 shares acquirable by exercise of stock options.

(14)	Ms. McArthur has shared voting and investment powers at to 7,426 shares, sole voting and investing powers as to 262 shares and no voting or investment powers as to 262 shares She also has 4,498 shares acquirable by exercise of stock options.

(15)	Mr. Watson has sole voting and investment powers as to 8,697 shares. He also has 12,937 shares acquirable by exercise of stock options.

Section 16(a) Beneficial Ownership Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires Plumas Bancorp’s directors and certain executive officers and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). The Reporting Persons are required by SEC regulation to furnish the Bancorp with copies of all Section 16(a) forms they file.
     Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its 2006 fiscal year, no director, executive officer or beneficial owner of 10% or more of the Company’s common stock failed to file, on a timely basis, reports required during or with respect to 2006 by Section 16(a) of the Securities Exchange Act of 1934, as amended, except for Ms. McArthur, who inadvertently failed to file four timely reports on Form 4 with respect to six transactions; Mr. Biddle, who inadvertently failed to file one timely report on Form 4 with respect to one transactions; Mr. Irvine, who inadvertently failed to file one timely report on Form 4 with respect to one transaction; and Mr. Flournoy, who inadvertently failed to file one timely report on Form 4 with respect to one transaction; and Ms. Dembosz who failed to file a timely Form 3.

Election of Directors
     The persons named below, all of whom are current members of the Board of Directors (the “Board”), will be nominated for election as directors at the Meeting to serve until the 2008 Annual Meeting of Shareholders and until their successors are elected and have qualified. Votes of the proxy holders will be cast in such a manner as to effect the election of all 11 nominees, as appropriate. The 11 nominees for directors receiving the most votes will be elected directors. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board. The Board has no reason to believe that any of the nominees named below will be unable to serve if elected. Additional nominations for directors may only be made by complying with the nomination procedures which are included in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.
     The following table sets forth the names of, and certain information concerning, the persons to be nominated by the Board for election as directors of Plumas Bancorp.

		Year First
Name and Title		Appointed
Other than Director	Age	Director	Principal Occupation During the Past Five Years
Douglas N. Biddle President and CEO	53	2005	President and CEO of Plumas Bancorp, Quincy, CA.

Daniel E. West Chairman of the Board	53	1997	President, Graeagle Land & Water Co., a land management company. President, Graeagle Water Co, a private water utility, Graeagle, CA

Terrance J. Reeson Secretary of the Board	63	1984	Retired. Formerly with the U.S. Forestry Service, Quincy, CA.

Alvin G. Blickenstaff	71	1988	Farmer and Rancher, partner in Blickenstaff Ranch, Janesville, CA.

William E. Elliott	66	1987	Retired. Formerly President and CEO of Plumas Bancorp, Quincy, CA.

Gerald W. Fletcher	64	1988	Forest Products Wholesaler, Susanville, CA.

John Flournoy	62	2005	Rancher and Chief Financial Officer of Likely Land and Livestock Corporation. Likely, CA.

Arthur C. Grohs	70	1988	Retired. Former Retailer, Sparks, NV.

Jerry V. Kehr	77	1980	Real Estate Broker, Coldwell Banker, Kehr/O’Brien Real Estate, Chester, CA.

Christine McArthur	45	1999	Co-Owner and operator of McArthur Farm Supply, Inc. and ranching operation, McArthur Livestock, McArthur, CA.

Thomas Watson	63	2001	Owner and operator of Truckee River Associates, a real estate development management firm, Truckee, CA.

     All nominees will continue to serve if elected at the meeting until the 2008 annual meeting of shareholders and until their successors are elected and have been qualified. None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of Plumas Bancorp acting within their capacities as such. There are no family relationships between any of the directors of Plumas Bancorp. No director of the Company serves as a director of any company that has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940.
The Board of Directors and Committees
     During 2006, the Company’s Board of Directors met 14 times. None of Plumas Bancorp’s directors attended less than 75 percent of all Board of Directors’ meetings and committee meetings of which they were members. The Company does not have a policy requiring director attendance at its annual meeting. However, most directors attend the meeting as a matter of course. All the directors attended the annual meeting of shareholders held in May 2006. The Board has established, among others, an Audit Committee, Corporate Governance Committee and a Compensation Committee, and each of these committees have charters. Charters for each of these committees are available on the Company’s website www.plumasbank.com.
Shareholder Communication with the Board of Directors
     If you wish to communicate with the Board of Directors you may send correspondence to the Corporate Secretary, Plumas Bancorp, 35 S. Lindan Avenue, Quincy, California 95971. The Corporate Secretary will submit your correspondence to the Board of Directors or the appropriate committee, as applicable.
Code of Ethics
     The Board of Directors has adopted a code of business conduct and ethics for directors, officers (including Plumas Bancorp’s principal executive officer and principal financial officer) and financial personnel, known as the Corporate Governance Code of Ethics Policy. This Code of Ethics Policy is available on Plumas Bancorp’s website at www.plumasbank.com. Shareholders may request a free copy of the Code of Ethics Policy from Plumas Bancorp, Ms. Elizabeth Kuipers, Investor Relations, 35 S. Lindan Avenue, Quincy, California 95971.
Director Independence
     The Board has determined that each of the following non-employee directors is “independent” within the meaning of the listing standards and rules of NASDAQ.

Daniel E. West	Terrance J. Reeson
Alvin G. Blickenstaff	Gerald W. Fletcher
John Flournoy	Arthur C. Grohs
Jerry V. Kehr	Christine McArthur
Thomas Watson

Audit Committee
     Plumas Bancorp has an Audit Committee composed of Mr. Reeson, Chairman and Messrs. Flournoy, and Watson. The Board has determined that each member of the Audit Committee meets the independence and experience requirements of the listing standards of NASDAQ and the Securities and Exchange Commission. The Board has determined that the Audit Committee does not have an “audit committee financial expert,” as that term is defined in Item 401(h) of SEC Regulation S-K, because (i) none of the members of the Audit Committee possesses all the requisite qualifications to be considered an “audit committee financial expert” and (ii) thus far, the Board has not been able to successfully recruit an individual who qualifies as an “audit committee financial expert” and who would be willing to serve on the Audit Committee in that capacity. In the future as a Board vacancy occurs, the Board of Directors will attempt to recruit a member who will meet the SEC definition of “audit committee financial expert”.
     The Audit Committee met seven times during 2006. The Audit Committee reviews all internal and external audits including the audit by Perry-Smith LLP, the Company’s independent auditor, report any significant findings of audits to the Board of Directors, and ensures that the internal audit plans are met, programs are carried out, and deficiencies and weaknesses,if any, are addressed. The Audit Committee meets regularly to discuss and review the overall audit plan. The Audit Committee’s policy is to pre-approve all recurring audit and non-audit services provided by the independent auditors through the use of engagement letters. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding all services provided by the independent auditors and fees associated with those services performed to date. Other than some ancillary audit and accounting services and some ancillary tax and accounting consulting services, the fees paid to the independent auditors in 2006 and 2005 were approved per the Audit Committee’s pre-approval policies.
Audit Committee Report
     This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Plumas Bancorp specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.
     The Board of Directors and the Audit Committee has reviewed Plumas Bancorp’s audited financial statements and discussed such statements with management. The Board of Directors and the Audit Committee has discussed with Perry-Smith LLP, the Company’s independent auditors during the year 2006, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (Communication with Audit and Finance Committees, as amended).
     The Audit Committee received written disclosures and a letter from Perry-Smith LLP, required by Independence Standards Board Standard No. 1 and has discussed with them their independence from management. The Audit Committee has also considered whether the independent auditors’ provision of other non-audit services is compatible with the auditors’ independence.
     Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that Plumas Bancorp’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE:
Terrance J. Reeson, Chairman
John Flournoy
Thomas Watson

Corporate Governance Committee
     Plumas Bancorp has a Corporate Governance Committee which met six times during 2006. The Corporate Governance committee consists of Mr. Grohs, Chairman and Messrs. Kehr, West and Biddle and Ms. McArthur. The Board has determined that Messrs. Grohs, Kehr, West, and Ms. McArthur are “independent” within the meaning of the listing standards and rules of NASDAQ. The Corporate Governance committee provides assistance to the Board by identifying qualified individuals as prospective Board members, recommends to the Board the director nominees for election at the annual meeting of shareholders, oversees the annual review and evaluation of the performance of the Board and its committees and develops and recommends corporate governance guidelines to the Board of Directors.
     The Corporate Governance Committee does not have any written specific minimum qualifications or skills that the committee believes must be met by either a committee-recommended or a security holder-recommended candidate in order to serve on the committee. The Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not to wish to continue in service or if the Corporate Governance Committee or the Board decided not to re-nominate a member for re-election, the Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the following criteria. When identifying and evaluating new directors, the Corporate Governance Committee considers the diversity and mix of the existing Board of Directors, including, but not limited to, such factors as: the age of the current directors, their geographic location (being a community bank, there is a strong preference for local directors), background and employment experience. Among other things, when examining a specific candidate’s qualifications, the Corporate Governance Committee considers: the ability to represent the best interest of the Company, existing relationships with the Company, interest in the affairs of the Company and its purpose, the ability to fulfill director responsibilities, leadership skill, reputation within the Company’s community, community service, integrity, business judgment, ability to develop business for Plumas Bancorp and the ability to work as a member of a team. All nominees to be considered at the Meeting were recommended by the Corporate Governance Committee.
     The Corporate Governance Committee will consider nominees to the Board proposed by shareholders, although the Board has no formal policy with regard to shareholder nominees as it considers all nominees on their merits as aforementioned. Any shareholder nominations proposed for consideration by the Board may only be made by complying with the nomination procedures which are included in the Notice of Annual Meeting of Shareholders accompanying this Proxy and should be addressed to:
President
Plumas Bancorp
35 S. Lindan Avenue
Quincy, CA 95971
Compensation Committee
     Plumas Bancorp has a Compensation Committee that met three times in 2006. The Compensation Committee consists of Mr. Kehr, Chairman and Messrs. Blickenstaff, Grohs, and Ms. McArthur. The Board has determined that Messrs. Kehr, Grohs, Blickenstaff, and Ms. McArthur are “independent” within the meaning of the listing standards and rules of NASDAQ. The Compensation Committee reviews human resource policies, establishes the compensation for the Chief Executive Officer and other executive officers, reviews salary recommendations, grants stock options and approves other personnel matters, which are in excess of management’s authority.

     The Compensation Committee’s responsibilities, discussed in detail in its charter include, among other duties, the responsibility to:
•	Provide advice and consent to the Board of Directors in appointment and evaluation of the job performance of the Chief Executive Officer;

•	Provide advice and consent to the Chief Executive Officer in the appointment of other executive officers, with approval by the Board of Directors;

•	Provide advice and consent to the Board of Directors in the evaluation and approval of Company directors and executive officers compensation plans, policies and programs;

•	Provide advice and consent to executive officers relating to company compensation (including benefits) strategy and policies to ensure that competitive compensation is offered to employees that also aligns the interests of employees with those of Company’s stockholders; and

•	Provide advice and consent to the Chief Executive Officer in planning for executive officer management succession.
     At least annually the Compensation Committee reviews, adjusts (as necessary), and approves the Company’s directors’ compensation, including cash, equity or other compensation for service on the Board, any committee of the Board and as Chairperson of the Board or any committee of the Board. The Compensation Committee, at least annually, reviews, adjusts (as necessary), and approves the Chief Executive Officer’s compensation, including annual base salary, annual incentive bonus (including specific goals and amount), equity compensation, employment agreements, severance agreements, change in control agreements /provisions, and any other benefits, compensation or arrangements. The Compensation Committee, at least annually, provides advice and consent to the Chief Executive Officer in the review and adjustment of (as necessary) of the Company’s executive officers’ (other than the Chief Executive Officer) compensation.
     The Compensation Committee has the authority, to the extent it deems necessary, to retain and terminate an outside compensation consultant to assist in the evaluation of director and executive officer compensation and benefits matters.
Compensation Committee Interlocks and Insider Participation
     Mr. Douglas N. Biddle, President and Chief Executive Officer, served as an advisor to the Compensation Committee during 2006. There are no Compensation Committee interlocks between Plumas Bancorp and other entities involving Plumas Bancorp’s executive officers or board members.

Executive Officers
     The following table sets forth information concerning executive officers of Plumas Bancorp and Plumas Bank:

Name	Age	Position and Principal Occupation for the Past Five Years
Douglas N. Biddle	53	President and Chief Executive Officer of Plumas Bancorp and Plumas Bank. Previously Executive Vice President and Chief Administrative Officer of Plumas Bancorp and Plumas Bank.

Monetta R. Dembosz	56	Executive Vice President and Operations Manager of Plumas Bank since February, 2007. Previously Senior Vice President and Operations Manager of Plumas Bank.

Robert T. Herr	58	Executive Vice President and Loan Administrator of Plumas Bank.

Dennis C. Irvine	60	Executive Vice President and Chief Information and Technology Officer of Plumas Bank.

Andrew J. Ryback	41	Executive Vice President and Chief Financial Officer of Plumas Bancorp and Plumas Bank.
Executive Compensation
Compensation Discussion and Analysis
     We strive for a total executive compensation program that will:
•	support our business strategy, improve our overall performance and be cost effective by paying for performance with incentive pay being a key part of executive compensation,

•	align the interests of our executives with the long-term interests of our shareholders by having a significant portion of the compensation of our executives as equity in the Company,

•	be internally equitable with the total compensation of our Chief Executive Officer being a low multiple of the total compensation of our other executive officers,

•	be externally equitable with the base salary of our executive officers being competitive with our peers.
     As such, the Compensation Committee believes that executive officer compensation should be closely aligned with the performance of the Company on a short-term and long-term basis, and that such compensation should be structured to assist the Company in attracting and retaining key executives critical to its long-term success. The total compensation of executive officers consists of five components: (i) an annual base salary; (ii) annual incentive bonuses paid only upon achievement of pre-established objective performance targets for the Company and, in certain cases, individual performance targets as well; (iii) stock option awards and restricted stock awards granted to link the interests of our executive officers with those of the Company’s shareholders by providing long-term incentives to executive officers of the Company through appreciation in the Company’s stock price; (iv) post-employment benefits, specifically salary continuation agreements designed as a long-term incentive and retention benefit and (v) perquisites customary with those made available to executive officers in similar positions, including a 401(k) match.

     We believe that the higher the level of the executive, the higher the level of leadership required and risk associated with that executive position to achieve our corporate and financial objectives. Therefore, incentive compensation related to achieving our corporate performance targets and equity compensation related to stock price performance is emphasized in the positions of the Chief Executive Officer and in the Executive Vice President positions, with these elements of compensation providing a higher percentage of total compensation than in lower level positions within the Company.
     (i) Annual Base Salary
     In setting base salaries our goal is to provide competitive levels of cash compensation to the named executives based upon their duties, responsibilities, and experience. To establish an externally competitive base salary for our executives, the Compensation Committee in the fourth quarter of 2005 engaged John Parry & Alexander (“JPA”) a Human Resource and Administrative Services consulting firm to provide an executive compensation review and analysis of the positions of Chief Executive Officer, Chief Credit Officer and Chief Financial Officer, to review the current compensation of the Directors of the Company and to develop a four year stock option strategy for the Company.
     The JPA review utilized several resources in its analysis including the 2005 California Bankers Association Compensation & Benefits Survey, the 2005-2006 Financial Institutions Benchmark Compensation Report, and the 2005-2006 Watson Wyatt Data Services “CompQuest”, Top Management Survey. Whenever possible the data from the surveys was compiled based on banks with assets under $500 million. JPA compared the salaries, in the various surveys, with that of similar positions within the Company including the positions of Chief Executive Officer, Chief Financial Officer and Chief Credit Officer. Based primarily upon these surveys, JPA computed competitive level base salaries (“Market Salaries”) at the 25th percentile, 50th percentile and 75th percentile for the positions of Chief Executive Officer, Chief Credit Officer and Chief Financial Officer. JPA targeted salaries between the median base salary and the 75th percentile in recognition of the Company’s current asset size which is at the high end of the banks included in the surveys.
     With the information provided by JPA, The Board of Directors of the Company entered into an employment agreement with Mr. Biddle dated January 1, 2006. This agreement has a three year term. Under this agreement Mr. Biddle’s initial base salary was set at $235,000 per year with future base salary increases to be granted at the sole discretion of the Board. Mr. Biddle is entitled to participate in any and all other employee benefits and plans existing or developed by the Company. The agreement includes payments and benefits in the case of a Change in Control of the Company or the termination of Mr. Biddle without cause. These amounts are described under the caption "Potential Payments upon Termination or Change of Control,” located on page 19 of this proxy statement.
     The initial base salary of $235,000 incorporated in Mr. Biddle’s employment agreement was based on the results of the JPA analysis and the Compensation Committee’s independent review of and evaluation of Mr. Biddle. The base salary of Mr. Biddle was between the median and 75th percentile of the Market Salaries. Mr. Biddle, with the concurrence of the Compensation Committee, sets the annual base salaries of the other 4 named executive officers. These salaries for 2006 were based on Mr. Biddle’s review and evaluation of each officer and incorporated the JPA analysis. The salary of Mr. Ryback was between the median and 75th percentile of Market Salaries, while the salary for Mr. Herr is slightly above the 75th percentile.

     (ii) Annual Incentive Bonuses
     We provide annual incentive bonuses to pay our executives for performance. The annual incentive bonuses are designed to drive achievement of our annual financial performance goals, and to promote the attainment of individual performance goals. For the year ended December 31, 2006, the Compensation Committee established the annual corporate financial performance targets based on the following measures: net income of $5.1 million, diluted earnings per share of $1.02, return on assets of 1.03%, and return on equity of 15.2%.
     Individual performance goals for the Company’s senior officers are set by the Company’s Chief Executive Officer and reviewed by the Compensation Committee. These performance goals were of two types during 2006: 1.) goals designed to support the Company’s 2006 business plan, and 2.) goals designed to strengthen the Company’s internal control and risk management. Additionally, each goal must be completed by a specified date.
     In the case of the Company’s Chief Executive Officer the annual incentive bonus is based exclusively on corporate financial performance measures because his performance has a substantial impact on the achievement of those goals. In the case of Messrs. Herr, Irvine and Ryback, incentive bonuses are based 80% on the achievement of corporate financial performance measures and 20% on individual performance goals. In the case of Ms. Dembosz her incentive bonuses was based 70% on the achievement of corporate financial performance measures and 30% on individual performance goals. The Company establishes an annual target for each financial performance measure based on its confidential business plan and budget for the coming year. Performance below 95% of target on a corporate financial performance measure results in absence of an incentive payment based on that measure. Assuming all corporate financial performance goals are at the target performance level, Mr. Biddle would receive an incentive payment of 30% of his base salary. As each financial performance measure exceeds target by 1% Mr. Biddle would receive an additional 1% of base salary. Therefore, assuming the four financial performance measures exceed target by 5%, Mr. Biddle would receive an incentive payment of 50% of his base salary. At the threshold amount of 95% of target, Mr. Biddle would receive an incentive bonus of 20% of his base salary. Messrs. Herr, Irvine and Ryback would receive a payment of 19.2% of base salary based on corporate financial performance goals at target and 32% of base salary assuming these goals exceed target by 5%. In addition, they can earn up to 8% of their annual base salary based on the achievement of individual performance goals. Ms. Dembosz would receive a payment of 12.6% of base salary based on corporate financial performance goals at target and 21% of base salary assuming these goals exceed target by 5%. In addition she would earn up to 9% of her annual base salary based on the achievement of individual performance goals. Based on the Company’s performance and achievement of the annual corporate financial performance and personal performance targets, as applicable for 2006, Mr. Biddle earned an incentive bonus in the amount of $96,350, or 41.0% of his total base salary of $235,000. Incentive bonuses earned by the other named executive officers in 2006 were as follows: Mr. Herr: $49,648 (34.2% of base salary); Mr. Irvine: $44,444 (34.2% of base salary); Mr. Ryback: $40,612 (31.2% of base salary); and Ms. Dembosz: $27,762 (24.5% of base salary).
     (iii) Stock Option Awards
     We consider equity compensation in the form of annual stock option awards an important component of our total compensation package because it helps align the interests of our executives to those of our shareholders and provides a significant retention benefit. During 2006 the Company’s shareholders approved an amendment and restatement of the Plumas Bank 2001 Stock Option Plan allowing restricted stock awards to employees. Additionally, during the fourth quarter of 2005 JPA, at the direction of the Compensation Committee, prepared a proposal for a four year stock option strategy. During 2006 we chose not to issue stock options to our employees, but to wait until the first quarter of 2007 to incorporate the work of JPA and our own analysis and review of equity compensation strategies into an annual stock option and restricted stock granting process. The Board approves all stock option and restricted stock grants.

     Beginning on March 1, 2007 we began an annual process of granting stock options to all corporate officers of the Company. The granting of options and or restricted stock is contingent on the Company meeting certain threshold performance measures which are identical to the threshold of the corporate financial performance measures under the annual incentive plan for executive officers. We chose at this time not to incorporate restricted stock into our equity-based compensation program, but may consider issuing restricted stock in the future. We chose to make the annual grants during the first quarter of each year after financial results for the completed fiscal year have been publicly announced and after bonus incentive payments have been calculated. It is anticipated that future annual grants also will be made during the first quarter of the Company’s fiscal year. The Company makes grants of equity-based compensation only at fair market value of our stock at the time of grant. The exercise price of stock options is set at the closing stock price on the date of grant. All option grants have a maximum vesting period of five (5) years and expire no more than ten (10) years from the date of grant.
     The Company, based primarily on the recommendations provided by JPA, has developed a formula for the granting of equity-based compensation. This formula incorporates the officer’s level and the average salary for all officers at each level in the determination of the total value of the equity-based compensation to be included in the officer’s total compensation. The higher the officer level the more options/restricted stock that may be granted to the officer. Additional options may be granted to an individual based on outstanding achievement. This is consistent with the Company’s philosophy of rewarding those officers who have the most impact on our performance.
     (iv) Post-Employment Benefits
     We consider providing significant post-employment benefits in the form of providing salary continuation benefits to our executives as an important part of their total executive compensation to reward them for their service and loyalty to the Company. The Company has entered into salary continuation agreements with Messrs. Biddle, Irvine, Herr and Ryback. The purpose of the salary continuation agreements is to provide special incentive to the experienced executive officer to continue employment with the Company on a long-term basis. The agreements provide the executive with salary continuation benefits of up to $62,000 per year for 15 years after retirement at age 65. In the event of death prior to retirement, the executive’s beneficiary will receive salary continuation benefits at a reduced amount depending on the length of service with the Company or the executive’s beneficiary is entitled to a portion of the death benefits pursuant to a split dollar agreement. In the event of disability wherein the executive does not continue employment with the Company, the executive is entitled to salary continuation benefits, at a reduced amount depending on the length of service with the Company, beginning at age 65 or on the date on which he is no longer entitled to disability benefits under the Company’s group disability insurance, whichever is earlier. If the executive terminates employment with the Company for a reason other than death or disability prior to the retirement age of age 65, such person will be entitled to salary continuation benefits at a reduced amount depending on the length of service with the Company. The vesting of salary continuation benefits occurs at a rate that provides for a 90% vesting at age 60 and 2% per year for the next five years of service, for a total vesting of 100%. In the event of a change of control of the Company and the executive terminates employment with the Company or its successor within a period of 5 years after such change in control, then the executive may elect full vesting of his salary continuation payments and the payment of the salary continuation benefits beginning with the month after his termination, subject to the reduction of benefits if the benefits result in a limitation of deductibility of such benefits for the Company under Section 280G of the Internal Revenue Code. The salary continuation benefits are informally funded by single premium life insurance policies with the executive as the insured parties and the Company as the beneficiary of the policies.
     The Company has entered into split dollar agreements with Messrs Biddle, Irvine, Herr and Ryback. The purpose of the split dollar agreements is to provide special incentive for the executives to continue employment with the Company on a long-term basis. To accomplish this, the Company agrees to divide the net death proceeds of life insurance policies on the Executive’s life with the Executive’s beneficiary. The Company pays the taxes on the imputed income on the life insurance benefit provided to the Executive under the split dollar agreement.
     (v) Perquisites
     We offer a qualified 401(k) plan in which the named executive officers participate on the same terms as all other employees. Under the terms of the 401(k) plan, we match the first 3% on a dollar-for-dollar basis. In addition we offer medical, dental and vision plans under the same terms to all employees. Other perquisites and benefits, which do not represent a significant portion of the named executives total compensation, include for some of the executives a company provided automobile, company provided gasoline and maintenance, tax gross ups related to split dollar life insurance premiums, the payment of the executives’ portion of the split dollar insurance. These plans, and the contributions we make to them, provide an additional benefit to attract and retain employees.
     The Role of Executive Officers in Determining Executive Compensation: The Compensation Committee, working with the Chief Executive Officer, set the Chief Executive Officers goals not later than the end of the first quarter of each fiscal year. The Compensation Committee is responsible for obtaining information from management and the Board with respect to the performance of the Chief Executive Officer in connection with these goals at the end of each fiscal year and evaluates the performance of the Chief Executive Officer. The Compensation Committee, at least annually, reviews, adjusts, and approves the Chief Executive Officer’s compensation, including annual base salary, incentive bonuses, equity compensation, employment agreements, severance agreements, change in control agreements/provisions, and any other benefits, compensation or arrangements. The Chief Executive Officer reviews and adjusts the other named executive officers’ compensation subject to final approval by the Board of Directors. The Compensation Committee provides advice and consent to the Chief Executive Officer in his review and adjustment of other named executive officers’ compensation.
     Tax Considerations: It is our intent that all compensation be deductible by the Company. At this time, essentially all compensation we paid to the named executive officers is deductible under the provisions of the Internal Revenue Code.
Compensation Committee Report
     We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Annual Report on Form 10-K for the year ended December 31, 2006.
THE COMPENSATION COMMITTEE
Jerry V. Kehr, Chairman
Alvin G. Blickenstaff
Arthur C. Grohs
Christine Mcarthur

Summary Compensation Table

							Changes in
							Pension Value
						Non-Equity	and
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred	All Other
				Awards	Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	Salary	Bonus	(1)	(2)	(3)	Earnings (4)	(5)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Douglas N. Biddle President and CEO of Plumas Bancorp and Plumas Bank	2006	$235,000	$0	$0	$12,996	$96,350	$26,469	$10,535	$381,350
Robert T. Herr EVP and Loan Administrator of Plumas Bank	2006	$145,000	$0	$0	$12,996	$49,648	$51,011	$16,834	$275,489
Dennis C. Irvine EVP and CITO of Plumas Bank	2006	$129,966	$0	$0	$12,996	$44,444	$50,652	$8,512	$246,570
Andrew J. Ryback EVP and CFO of Plumas Bancorp and Plumas Bank	2006	$130,000	$0	$0	$8,039	$40,612	$4,729	$5,379	$188,759
Monetta R. Dembosz SVP and Operations Manager of Plumas Bank	2006	$113,471	$0	$0	$6,495	$27,762	N/A	$4,086	$151,814
(1)	The Company has not granted stock awards.

(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement report purposes for the fiscal year end December 31, 2006, in accordance with FAS 123(R), of awards pursuant to the Company’s 2001 Stock Option Plan and thus include amounts from awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007.

(3)	The Company’s named executive officers participate in a bonus plan in which payments are determined based on the achievement of certain financial performance measures and, in all but the case of the Company’s Chief Executive Officer, in addition based on the achievement of certain position specific operational goals. Amounts in this column represent payments earned in 2006 and paid in March of 2007 under this plan.

(4)	The amounts in column (h) reflect the actuarial increase in the present value of the named executive officer’s benefits under the officer’s salary continuation agreement. The amounts are established by the Company determined using interest rate assumptions consistent with those used in the Company’s financial statements.

(5)	The amounts in column (i) include tax gross-ups paid and accrued, premiums paid and accrued on life insurance policies, personal use of Company automobile and the Company’s contribution under Plumas Bank’s 401(k) Plan.

Grant of Plan-Based Awards

								All Other	All Other		Grant
		Estimated Future Payouts Under			Estimated Future Payouts Under			Stock	Option		Date
		Non-Equity Incentive Plan			Equity Incentive Plan Awards			Awards	Awards		Fair
		Awards(1)			(2)			(3)	(3)	Exercise	Value of
								# of	# of	or Base	Stock
								Shares of	Securities	Price of	and
	Grant							Stock or	Underlying	Option	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		$	$	$	#	#	#	#	#	$/share	$
Douglas N. Biddle	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0
Robert T. Herr	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0
Dennis C. Irvine	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0
Andrew J. Ryback	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0
Monetta R. Dembosz	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0
(1)	The Company’s named executive officers participate in an annual bonus plan in which payments are determined based on the achievement of certain financial performance measures for that fiscal year and the achievement of certain position specific individual goals, except for the Chief Executive Officer. Payments earned in 2006 and paid in March of 2007 under this plan were as follows: Mr. Biddle: $96,350; Mr. Herr: $49,648; Mr. Irvine: $44,444; Mr. Ryback: $40,612; and Ms. Dembosz: $27,762.

(2)	The Company does not have an equity incentive plan.

(3)	The Company did not issue options or stock to the named executive officers during 2006.

Outstanding Equity Awards at Fiscal Year-End

Option Awards						Stock Awards
			Equity					Equity	Equity
			Incentive Plan					Incentive	Incentive
			Awards:					Plan	Plan
								Awards:	Awards:
						Number			Market or
						of			Payout
						Shares	Market	Number of	Value of
						or Units	value of	Unearned	Unearned
	Number of	Number of	Number of			of	Shares or	Shares,	Shares,
	Securities	Securities	Securities			Stock	Units of	Units or	Units or
	Underlying	Underlying	Underlying			That	Stock	Other	Other
	Unexercised	Unexercised	Unexercised	Option	Option	Have	That Have	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Not	Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested	Vested ($)	Vested	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Douglas N. Biddle	9,000	2,250		$10.75	12/18/2012
	3,375	2,250		$13.19	12/17/2013
	2,250	3,375	N/A	$14.19	12/15/2014	$0	$0	$0	$0
Robert T. Herr	9,000	2,250		$10.75	12/18/2012
	3,375	2,250		$13.19	12/17/2013
	2,250	3,375	N/A	$14.19	12/15/2014	$0	$0	$0	$0
Dennis C. Irvine	7,905	2,250		$10.75	12/18/2012
	3,375	2,250		$13.19	12/17/2013
	2,250	3,375	N/A	$14.19	12/15/2014	$0	$0	$0	$0
Andrew J. Ryback	7,500	0		$5.43	10/17/2011
	4,500	1,125		$10.75	12/18/2012
	1,686	1,126		$13.19	12/17/2013
	1,200	1,800		$12.67	04/02/2014
	1,124	1,688	N/A	$14.19	12/15/2014	$0	$0	$0	$0
Monetta R. Dembosz	3,000	1,125		$10.75	12/18/2012
	1,686	1,126		$13.19	12/17/2013
	1,124	1,688	N/A	$14.19	12/15/2014	$0	$0	$0	$0
Option Exercises And Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired On Exercise (#)	On Exercise ($)	Acquired On Vesting(#)	On Vesting ($)
(a)	(b)	(c)	(d)	(e)
Douglas N. Biddle	3,729	$50,502	$0	$0
Robert T. Herr	0	$0	$0	$0
Dennis C. Irvine	8,515	$92,473	$0	$0
Andrew J. Ryback	3,000	$43,707	$0	$0
Monetta R. Dembosz	1,500	$11,245	$0	$0

     The following table presents information related to pension benefits to named executive officers, and specifically the benefits associated with their salary continuation agreements as of December 31, 2006. The Company also provides certain pension benefits under the Plumas Bank 401(k) plan, and the annual amount of matching contributions to the named executive officers in such plan for their behalf is included in column (i) of the Summary Compensation Table.
Pension Benefits

		Number of
		Years Credited	Present Value of	Payments During
Name	Plan Name	Service (#)	Accumulated Benefit ($)	Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Douglas N. Biddle	Salary Continuation Agreement	12	$155,037	$0
Robert T. Herr	Salary Continuation Agreement	4	$184,777	$0
Dennis C. Irvine	Salary Continuation Agreement	12	$305,291	$0
Andrew J. Ryback	Salary Continuation Agreement	1	$6,617	$0
Monetta R. Dembosz	None	N/A	N/A	N/A
Nonqualified Deferred Compensation (1)

	Executive	Company			Aggregate
	Contributions in	Contributions	Aggregate Earnings	Aggregate	Balance at
	Last Fiscal Year	in Last Fiscal	in Last	Withdrawals/	Last Fiscal
Name	($)	Year ($)	Fiscal Year ($)	Distributions ($)	Year End ($)
(a)	(b)	(c)	(d)	(e)	(f)
Douglas N. Biddle	N/A	N/A	N/A	N/A	N/A
Robert T. Herr	N/A	N/A	N/A	N/A	N/A
Dennis C. Irvine	N/A	N/A	N/A	N/A	N/A
Andrew J. Ryback	N/A	N/A	N/A	N/A	N/A
Monetta R. Dembosz	N/A	N/A	N/A	N/A	N/A
(1)	None of the Company’s named executive officers participated in nonqualified defined contribution or other nonqualified deferred compensation plans during 2006.

Potential Payments Upon Termination Or Change of Control
     The following is a discussion of the payments that may come due to a named executive officer following a change of control or the termination of the named executive officer. The amounts assume that such termination was effective as of December 31, 2006, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment including all unused vacation pay and amounts vested through the Bank’s 401(k) Plan. Upon termination of employment, a named executive officer also has the right to exercise all vested stock options, unless their termination is for cause.
Payments Made Upon a Change in Control
     Salary Continuation Agreements: The Company has entered into salary continuation agreements with Messrs. Biddle, Irvine, Herr and Ryback. The agreements provide the executive with salary continuation benefits of up to $62,000 per year (based on a vesting schedule as described previously in the Compensation Discussion and Analysis section of this proxy statement) for 15 years after retirement. In the event of a change of control of the Company and the executive terminates employment with the Company or its successor within a period of 5 years after such change in control, then the executive may elect full vesting of his salary continuation payments and the payment of the salary continuation benefits beginning with the month after his termination, subject to the reduction of benefits if the benefits result in a limitation of deductibility of such benefits for the Company under Section 280G of the Internal Revenue Code.
     Under the terms of these agreements a change in control includes the following:
A.	A Change In Ownership of the Company:
A change in ownership of the Company occurs on the date that any person (or group of persons) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.
B.	A Change in Effective Control of the Company:
A change in effective control of the Company occurs on the date that:
1.	Any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or

2.	A majority of members of the Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election.
C.	A Change in Ownership of a Substantial Portion of the Company’s Assets:
A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to, or more than, forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

     Douglas N. Biddle Employment Agreement: Mr. Biddle entered into an employment agreement with the Company effective January 1, 2006. This agreement is more fully described in the Compensation Discussion and Analysis section of this proxy statement. Under this agreement if a Change in Control (as defined above) occurs and if either (i) Mr. Biddle is not retained by the resulting corporation for a period of 24 months in a position comparable to that of an executive vice president of the resulting corporation or a position with the resulting corporation that is acceptable to Mr. Biddle, or (ii) the resulting company reduces Mr. Biddle’s base salary from Mr. Biddle’s base salary immediately prior to the Change in Control at any time during the 24 month period immediately following the consummation of the Change in Control Mr. Biddle is entitled to the following:
•	24 months of Mr. Biddle’s base salary, based on Mr. Biddle’s base salary just prior to the Change in Control. At December 31, 2006 Mr. Biddle’s base salary was $235,000 per year.

•	2 times the average annual bonus paid to Mr. Biddle over the most recent previous two complete calendar years. At December 31, 2006 Mr. Biddle’s average annual bonus paid in 2006 and 2005 was $33,150.

•	All base salary and paid time off and other accrued benefits as of the date of Mr. Biddle’s termination (“Earned Compensation”).

•	Medical insurance coverage for Mr. Biddle and Mr. Biddle’s dependents for twenty four months. At December 31, 2006 the monthly cost of Mr. Biddle’s medical insurance coverage was $1,247.
     The payment of salary, bonus and Earned Compensation is payable in a lump sum not to exceed an amount that is $1 less than 3 times Mr. Biddle’s average annual salary and cash bonus over the previous five years threshold as allowed under Internal Revenue Code Section 280G. In addition payment is conditioned on Mr. Biddle having executed a Separation Agreement and the revocation period having expired without Mr. Biddle having revoked the Separation Agreement.
     Stock Option Agreements: Upon a change in control all stock options held by a named executive officer may vest and become exercisable.
Payments Made Upon Termination of Employment
     Douglas N. Biddle Employment Agreement: Under Mr. Biddle’s employment agreement, in the event of Mr. Biddle’s termination “without cause”, as defined in the agreement, prior to January 1, 2009, he will receive a severance benefit equal to 18 months of base salary plus 1.5 times the average annual bonus paid to Mr. Biddle over the most recent previous two complete calendar years, based on Mr. Biddle’s base salary just prior to termination. The payment of salary, bonus and Earned Compensation is payable in a lump sum not to exceed an amount that is $1 less than 3 times Mr. Biddle’s average annual salary and cash bonus over the previous five years threshold as allowed under Internal Revenue Code Section 280G. The payment of severance benefits is conditioned on Mr. Biddle having executed a Separation Agreement and the revocation period having expired without Mr. Biddle having revoked the Separation Agreement. In addition, Mr. Biddle and his dependants will be provided medical insurance coverage at the Company’s expense for eighteen months following the date of termination without cause.

     The table below shows the maximum incremental amounts that could be paid to the named executive officers under their respective agreements. The following information is based on (i) the executive’s salary at December 31, 2006; and (ii) assumes the triggering event was on December 31, 2006.

	Change in Control						Termination Without Cause
					Salary
			Health	Vesting of	Continuation				Health
	Salary	Bonus	Insurance	Options (1)	(2)	Total	Salary	Bonus	Insurance	Total
Douglas N. Biddle	$470,000	$66,300	$29,928	$15,660	$460,292	$1,042,180	$352,500	$49,725	$22,446	$424,671
Robert T. Herr	$0	$0	$0	$15,660	$430,552	$446,212	$0	$0	$0	$0
Dennis C. Irvine	$0	$0	$0	$15,660	$310,038	$325,698	$0	$0	$0	$0
Andrew J. Ryback	$0	$0	$0	$11,864	$608,712	$620,576	$0	$0	$0	$0
Monetta R. Dembosz	$0	$0	$0	$7,832	$0	$7,832	$0	$0	$0	$0
(1)	Represents the difference between the market price of the Company’s stock at December 31, 2006 and the weighted average exercise price of the options that would vest on a change in control multiplied by the number of options that would become fully vested on a change in control. Includes only in-the-money options.

(2)	Represents the present value of the fully vested salary continuation benefit, using interest rate assumptions consistent with those used in the Company’s financial statements, less the present value of the accumulated benefit that was recorded on the Company’s financial statements as of December 31, 2006.
Compensation of Directors
     Director Compensation: During 2006, non-employee Directors, except the Chairman, each received $2,100 per month for serving on the Plumas Bancorp’s and Plumas Bank’s Board of Directors and committees. The Chairman received $2,650 per month. Mr. Biddle does not receive any separate compensation for serving as a director.
     Deferred Fee Agreements: The Company has entered into Deferred Fee Agreements with board members Kehr and Watson. Board member Watson did not defer fees earned in 2006. The purpose of the Deferred Fee Agreements is to provide a board member an opportunity to defer his or her director fees as an incentive to continue service with the Company. The agreement provides for deferral of director fees to the earlier of an agreed upon distribution date or the termination of director services for any reason. The Company will accrue interest on all deferred director fees at an annual floating percentage rate of the current Plumas Bank Prime Rate minus 1%. In the event of death prior to retirement, the beneficiary will receive full-deferred fee benefits. In the event of disability wherein the director does not continue service with the Company, the director is entitled to the full-deferred fee benefit accrued up to the point of director’s termination of service.
     Non-Qualified Stock Options: Non-qualified stock options representing 2,500 shares of stock were granted to new board member Flournoy at an exercise price of $18.79 per share in February 2006.

     As of December 31, 2006, the Company had 98,596 non-qualified stock options outstanding to directors of the Company, of which 67,976 were exercisable. All stock options were granted at an exercise price of not less than one hundred percent (100%) of the fair market value of the stock on the date of the grant. The amount of options outstanding at December 31, 2006 (as well as the original option grant information presented above) has been adjusted to reflect the 3-for-2 stock split effective June 15, 1999, the 3-for-2 stock split effective November 26, 2002 and the 3-for-2 stock split effective September 16, 2005.
     Each option granted expires no later than ten (10) years from the date the option was granted. The vesting of stock options typically occurs at a rate that provides for a 20% vesting for each completed year of service from the anniversary of the option grant date, for a total vesting of 100% after the completion of five years of service. All of the non-qualified stock options outstanding to directors of the Company, vest over a five-year period as described above, with the exception of 22,500 non-qualified stock options granted in December 2002 to four directors of the Company that are nearing retirement. In December 2002, Messrs. Blickenstaff, Kehr, Grohs and Sphar (currently retired), each were granted 5,625 non-qualified stock options at an exercise price of $10.75 per share. These options vest at a rate that provides for a 33% vesting for each completed year of service from the anniversary of the option grant date, for a total vesting of 100% after the completion of three years of service. Upon a change in control all stock options held by directors may vest and become exercisable.
Director Emeritus Plans
     Director Retirement Agreement: The Company has entered into Director Retirement (fee continuation) Agreements with its non-employee Directors excluding Mr. Elliott. Mr. Elliott retired as President and Chief Executive Officer of the Company during 2005 and is currently receiving benefits under his executive salary continuation agreement. The purpose of the fee continuation agreements is to provide a retirement benefit to the board members as an incentive to continue informal service with the Company. The agreement provides for fee continuation benefits of up to $10,000 per year with a term of 12 years after retirement with the exception of board member Flournoy whose agreement has a term of 15 years. In the event of death prior to retirement, the beneficiary will receive full fee continuation benefits. In the event of disability wherein the director does not continue service with the Company, the director is entitled to fee continuation benefits, at a reduced amount depending on the length of service with the Company, beginning the month following termination of service. If the director terminates service with the Company for a reason other than death or disability prior to the retirement age of 75, he/she will be entitled to fee continuation benefits at a reduced amount depending on the length of service with the Company. The vesting of fee continuation benefits occurs at a rate that provides for a 6.67% vesting for each completed year of service, for a total vesting of 100% after the completion of fifteen years of service. The fee continuation benefits are informally funded by single premium life insurance policies. The directors are the insured parties and the Company is the beneficiary of the respective policies.
     Post-Retirement Consulting Agreement: The Company has entered into Post-Retirement Consulting Agreements with its non-employee Directors with the exception of Messrs. Flournoy and Elliott. The purpose of the Agreements is to provide consideration to the board members in exchange for consulting services after their retirement from the Board. The agreements provide for consulting fees of $10,000 per year for 3 years after retirement. In the event of death prior to completion of the consulting services, the beneficiary will receive death benefits equal to the remaining unpaid consulting fee benefits. In the event of disability wherein the retired director is unable to continue consulting services with the Company, the Company may terminate the director’s post-retirement consulting services. If the retired director voluntarily terminates his or her consulting services for other than good reason or if the Company terminates the director’s post-retirement consulting services for cause, the Post-Retirement Consulting Agreement shall terminate.

     The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2006.
Director Compensation Table

	Fees
	Earned		Option	Non-Equity	Change in Pension Value
	or Paid	Stock	Awards	Incentive Plan	and Nonqualified Deferred	All Other
Name	in Cash	Awards	($)(1)	Compensation	Compensation Earnings (2)	Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Daniel E. West	$31,800	N/A	$6,495	N/A	$2,328	$0	$40,623
Terrance J. Reeson	$25,200	N/A	$6,495	N/A	$5,621	$0	$37,316
Alvin G. Blickenstaff	$25,200	N/A	$3,174	N/A	$4,339	$0	$32,713
William E. Elliott	$25,200	N/A	$9,527	N/A	N/A	$0	$34,727
Gerald W. Fletcher	$25,200	N/A	$6,495	N/A	$7,540	$0	$39,235
John Flournoy	$25,200	N/A	$1,910	N/A	$0	$0	$27,110
Arthur Grohs	$25,200	N/A	$3,174	N/A	$7,523	$0	$35,897
Jerry V. Kehr	$25,200	N/A	$3,174	N/A	$6,730	$0	$35,104
Christine McArthur	$25,200	N/A	$6,495	N/A	$1,222	$0	$32,917
Thomas Watson	$25,200	N/A	$6,495	N/A	$1,996	$0	$33,691
(1)	The amounts in column (d) reflect the dollar amount recognized for financial statement report purposes for the fiscal year end December 31, 2006, in accordance with FAS 123(R), of awards pursuant to the Company’s 2001 Stock Option Plan and thus include amounts from awards granted in and prior to 2006. As of December 31, 2006 each Director has the following number of options outstanding (total options outstanding include both options that are exercisable at December 31, 2006 and options that may become exercisable in the future): Daniel West: 14,373; Terrance Reeson: 16,109; Alvin Blickenstaff: 5,624; William Elliott: 0; Gerald Fletcher: 10,682; John Flournoy: 2,500; Arthur Grohs: 12,749; Jerry Kehr: 11,249; Christine McArthur: 8,436; Thomas Watson: 16,874. During 2006 board member Flournoy was granted 2,500 options having a total grant date fair value, computed in accordance with FAS123(R), of $11,509.

(2)	The amounts in column (f) reflect the actuarial increase in the present value of the director’s benefits under the director retirement agreements determined using interest rate assumptions consistent with those used in the Company’s financial statements. In addition, included in column (f) is above-market interest of $1,405 under board member Kehr’s Deferred Fee Agreements and $998 under board member Watson’s Deferred Fee Agreements.

Independent Accountants
     The firm of Perry-Smith LLP served as certified independent public accountants for Plumas Bancorp with respect to the year 2006, and Perry-Smith LLP has been appointed as the Company’s certified independent public accountants for 2007. The Company’s Board of Directors has determined the firm of Perry-Smith LLP to be fully independent of the operations of Plumas Bancorp.
     Aggregate fees billed by Perry-Smith LLP to Plumas Bancorp and the percentage of those fees that were pre-approved by the Company’s Audit Committee for the years ended 2006 and 2005 are as follows:

		Percentage		Pre-Approved
	2006	Pre-Approved	2005	Percentage
Audit fees	$201,000	100%	$199,000	100%
Audit-related fees	14,000	80%	10,000	100%
Tax fees	20,000	94%	16,000	100%
All other fees:
Consultation			4,000	—

Total fees	$235,000	98%	$229,000	98%

     The Audit Committee of the Bancorp has considered the provision of nonaudit services provided by Perry-Smith LLP to be compatible with maintaining the independence of Perry-Smith LLP.
     Perry-Smith LLP audited Plumas Bancorp’s financial statements for the year ended December 31, 2006. It is anticipated that a representative of Perry-Smith LLP will be present at the annual meeting of shareholders and will be available to respond to appropriate questions from shareholders at the meeting.
Shareholder Proposals
     Shareholder proposals to be submitted for presentation at the 2008 annual meeting of shareholders of Plumas Bancorp must be received by Plumas Bancorp no later than December 31, 2007. Shareholder proposals should be addressed to Mr. Douglas N. Biddle at Plumas Bancorp, 35 S Lindan Avenue, Quincy, California 95971. Shareholder proposals, which are not contained in the proxy statement, SEC rules specify that certain requirements in the bylaws of Plumas Bancorp be satisfied. The bylaws require that any shareholder wishing to make a nomination for director give advance notice of the nomination which shall be delivered or mailed to the President of Plumas Bancorp by the later of: (i) the close of business twenty-one (21) days prior to any meeting of shareholders called for the election of directors; or (ii) ten (10) days after the date of mailing of notice of the meeting to shareholder; provided, however, that if only 10 days notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President not later than the time fixed in the notice of the meeting for the opening of the meeting.
Certain Transactions
     Some of the directors and executive officers of Plumas Bancorp and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, Plumas Bancorp in the ordinary course of the Company’s business, and Plumas Bancorp expects to have banking transactions with such persons in the future. In management’s opinion, all loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and in the opinion of management did not involve more than a normal risk of collectibility or present other unfavorable features.

Other Matters
     Management does not know of any matters to be presented at the meeting other than those set forth above. However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented by the proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the proxy.
Available Information
     Plumas Bancorp’s common stock is registered under the Securities Exchange Act of 1934 and as a result the Company is required to file annual reports, quarterly reports and other periodic filings with the Securities and Exchange Commission (the “SEC”) and are posted and are available at no cost on the Company’s website, www.plumasbank.com, as soon as reasonably practicable after Plumas Bancorp files such documents with the SEC. These reports and filings are also available for inspection and/or printing at no cost through the SEC website, www.sec.gov. In addition, regulatory report data for both Plumas Bancorp and Plumas Bank are available for inspection and/or printing at no cost through the Federal Financial Institutions Examination Council’s (the “FFIEC”) Website, www.ffiec.gov and the Federal Deposit Insurance Corporation’s (the “FDIC”) Website, www.fdic.gov, respectively.
     Shareholders may request a free copy of Plumas Bancorp’s 10-K by writing to Ms. Elizabeth Kuipers, Investor Relations, 35 S. Lindan Avenue, Quincy, California 95971 or by telephoning her at (530)283-7305.

PROXY
PLUMAS BANCORP
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Messrs. William E. Elliott, Jerry V. Kehr and Terrance J. Reeson, as proxies with full power of substitution, to represent, vote and act, as designated on the reverse side, with respect to all shares of common stock of Plumas Bancorp (the “Bancorp”) which the undersigned would be entitled to vote at the meeting of shareholders to be held on May 16, 2007 at 10:30 a.m., at the Plumas Bank Credit Administration building located at 32 Central Avenue, Quincy, California or any adjournments thereof, with all the powers the undersigned would possess if personally present.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED ON THIS PROXY FOR DIRECTOR. The Proxy confers authority to vote and shall be voted in accordance with such recommendation unless a contrary instruction is indicated, in which case, the shares represented by the Proxy will be voted in accordance with such instruction. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO THE MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.
PLEASE SIGN AND DATE ON THE OTHER SIDE

▼ DETACH PROXY CARD HERE ▼

1. Election of eleven (11) persons to be directors.

☐	FOR ALL NOMINEES LISTED BELOW (Except as marked to the contrary below)	☐	WITHHOLD AUTHORITY
Director Nominees: Douglas N. Biddle, Alvin G. Blickenstaff, William E. Elliott, Gerald W. Fletcher, John Flournoy, Arthur C. Grohs, Jerry V. Kehr, Christine McArthur, Terrance J. Reeson, Thomas Watson, and Daniel E. West
(INSTRUCTIONS: To withhold authority to vote for any individual nominee or nominees, write that nominee’s name on the space below.)

EXCEPTIONS:

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
     I DO ☐  DO NOT ☐  EXPECT TO ATTEND THE MEETING.
THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF THE BANCORP A DULY EXECUTED PROXY BEARING A LATER DATE OR AN INSTRUMENT REVOKING THIS PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

Dated:	, 2007

Signature

Signature
(Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.)